EXHIBIT 99.1

BETHLEHEM
Bethlehem Steel Corporation
Corporate Communications Division
Public Affairs Department
1170 Eighth Avenue
Bethlehem, PA 181016-7699
(610) 694-3711 - Phone
(610) 694-1509 - Fax
INTERNET HOMEPAGE ADDRESS
http://www.bethsteel.com



FOR IMMEDIATE RELEASE
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           BETHLEHEM, Pa., April 15, 2003 - In response to media inquiries concerning the supposed forthcoming bids for substantially all of Bethlehem Steel Corporation's assets, the following statement was released this afternoon by Robert S. Miller, chairman and chief executive officer, Bethlehem Steel:

           "Two parties have stated their interest in bidding on Bethlehem's assets for which an asset purchase agreement already exists with the International Steel Group (ISG) of Cleveland. Bethlehem has consulted with its bankruptcy counselors and has determined that no qualified bids have been received from any party. Therefore, there will be no auction tomorrow in the bankruptcy court responsible for Bethlehem's reorganization. The next step in the legal process will be on April 22 when the bankruptcy court judge will be asked to approve the sale of Bethlehem's assets to ISG.

           "Bethlehem and ISG have been negotiating in good faith for the past few months to secure a new owner and operator for Bethlehem's excellent production facilities. Bethlehem's Board of Directors agreed in early February to proceed with the sale to ISG. Delaying the sale would put the Bethlehem enterprise, its employees, and our customers at considerable risk of disruption and will add millions of dollars of unnecessary cost. We anticipate that the sale will proceed as planned. We currently estimate that the sale to ISG will be completed in the next few weeks."



Media Contact:
Bette Kovach
610-694-6308